Exhibit 99.1
SACHEM CAPITAL REPORTS SECOND QUARTER 2025 RESULTS
- Closed Private Placement of New $100 Million Senior Secured Notes -
- Company to Host Webcast and Conference Call -

BRANFORD, Conn., August 5, 2025 (GLOBE NEWSWIRE) -- Sachem Capital Corp. (NYSE American: SACH) (the “Company”), a real estate lender specializing in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property, today announced its financial results for the quarter ended June 30, 2025.

John Villano, CPA, Sachem Capital’s Chief Executive Officer commented, “In the second quarter, we remained focused on portfolio management and capital preservation with additional decisive steps to strengthen our financial position. Total assets increased from year-end, as liquidity remained strong, supported by a stable cash position and the successful execution of a Senior Secured Notes private placement offering. While elevated nonperforming loans have impacted year-over-year revenue, we are encouraged by signs of stable credit reserves, net new loan deployment and continuing income from LLC investments. We remain committed to prudent capital allocation and disciplined portfolio management as we navigate the current environment, positioning us to capitalize on high-quality lending opportunities as markets stabilize enabling us to drive long-term shareholder value.”

Results of operations for the quarter ended June 30, 2025

Total revenue was $10.8 million compared to $15.1 million in the second quarter of 2024. The change in revenue was primarily due to the cumulative effect of materially lower net new origination over the last twelve months, resulting in a reduction in the unpaid principal balance of loans held for investment, in addition to a currently elevated amount of nonperforming loans and real estate owned. As of June 30, 2025, the Company’s net loans held for investment totaled $364.5 million, compared to $485.7 million as of June 30, 2024, representing a decline of $121.2 million in the net principal balance. On the other hand, other income increased by $0.5 million. This was driven by the recognition of rental income from one project in 2025, which contributed $0.5 million during the quarter. No such rental income was recorded in the prior year.

Total operating costs and expenses for the second quarter of 2025 were $9.7 million compared to $18.3 million in the same quarter last year. The primary contributor to this decrease was the reduction in the provision for credit losses related to loans held for investment, which declined by $7.6 million or 89.1%. This change was driven by a decrease in direct allowances related to foreclosures and non-performing loans. Additionally, the change was due to reductions in interest and amortization expense of $0.8 million and change in valuation allowance related to loans held for sale of $1.1 million. Such reductions were partially offset by an increase in compensation and employee benefits of $0.5 million and other expenses of $0.3 million.

Net income attributable to common shareholders for the second quarter of 2025 was $0.8 million, or $0.02 per common share, compared to net loss attributable to common shareholders of $4.1 million, or $0.09 per common share for the second quarter of 2024.

Balance Sheet

At quarter end total assets were $501.8 million compared to $492.0 million as of December 31, 2024 and total liabilities were $323.9 million compared to $310.3 million as of December 31, 2024.

Total indebtedness at quarter-end was $315.5 million. This includes: $227.5 million of unsecured notes payable (net of $2.7 million of deferred financing costs), $46.4 million of senior secured notes payable (net of $3.6 million of deferred financing costs), $14.4 million of repurchase agreements, $26.2 million outstanding on a $50.0 million revolving credit facility and $1.0 million of outstanding principal on mortgage loan on the Company’s office building.

Total shareholders’ equity at June 30, 2025 was $177.9 million compared to $181.7 million at year-end 2024.

Book value per common share

Book value per common share as of June 30, 2025, was $2.54, a change of $0.10 from book value per common share as of December 31, 2024 of $2.64. Such reduction is primarily due to cash dividends declared and paid for the six months ended June 30, 2025 on issued and outstanding common shares and Series A Preferred Stock totaling $7.0 million, or $0.15 per common share, partially offset by net income for the six months ended June 30, 2025 of $2.8 million, or $0.06 per common share.

Dividends

The Company currently operates and qualifies as a Real Estate Investment Trust (REIT) for federal income taxes and intends to continue to qualify and operate as a REIT. Under federal income tax rules, a REIT is required to distribute a minimum of 90% of taxable income each year to its shareholders, and the Company intends to comply with this requirement for the current year.

On June 30, 2025, the Company paid a dividend of $0.484375 per share to the holders of its Series A Preferred Stock of record on June 15, 2025 and $0.05 per share to its common shareholders of record on June 16, 2025.

Investor Conference Webcast and Call

The Company is hosting a webcast and conference call Tuesday, August 5, 2025 at 8:00 a.m. Eastern Time, to discuss in greater detail its financial results for the quarter ended June 30, 2025. A webcast of the call may be accessed on the Company’s website at https://sachemcapitalcorp.com/investor-relations/events-and-presentations/default.aspx.

Interested parties can access the conference call via telephone by dialing toll free 1-844-825-9789 for U.S. callers or 1-412-317-5180 for international callers.

Replay

The webcast will also be archived on the Company’s website and a telephone replay of the call will be available through Tuesday, August 19, 2025, and can be accessed by dialing 1-844-512-2921 for U.S. callers or 1-412-317-6671 for international callers and by entering replay passcode: 10201468.

About Sachem Capital Corp

Sachem Capital Corp. is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., three years or less) secured, nonbanking loans to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and is personally guaranteed by the principal(s) of the borrower. The company also makes opportunistic real estate purchases apart from its lending activities.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. Such forward-looking statements are subject to several risks, uncertainties and assumptions as described in the Annual Report on Form 10-K for 2024 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2025. Because of these risks, uncertainties and assumptions, any forward-looking events and circumstances discussed in this press release may not occur. You should not rely upon forward-looking statements as predictions of future events. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by the Company in the context of these risks and uncertainties.

Investor & Media Contact:
Email: investors@sachemcapitalcorp.com

SACHEM CAPITAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
The accompanying notes, together with the Notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, are an integral part of these financial statements.

SACHEM CAPITAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data) (Unaudited)
The accompanying notes, together with the Notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, are an integral part of these financial statements.

SACHEM CAPITAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (Unaudited)

Six Months Ended June 30,	
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES		
Net income	$ 2,791	$ 1,615
Adjustments to reconcile net income to net cash provided by operating activities:		
Amortization of deferred financing costs	1,101	1,275
Depreciation and amortization expense	234	189
Stock-based compensation	428	437
Provision for credit losses related to loans held for investment	1,977	9,868
Change in valuation allowance related to loans held for sale	(1,047)	—
Impairment loss on real estate owned	—	77
Gain on sale of real estate owned and property and equipment, net	(131)	(264)
Gain on equity securities	(696)	(458)
Change in deferred loan fees	681	200
Changes in operating assets and liabilities:		
Interest and fees receivable, net	(462)	411
Other assets	(1,010)	80
Due from borrowers, net	(2,277)	(624)
Accounts payable and accrued liabilities	(996)	478
Advances from borrowers	99	(2,105)
Total adjustments and operating changes	(2,099)	9,564
NET CASH PROVIDED BY OPERATING ACTIVITIES	692	11,179
CASH FLOWS FROM INVESTING ACTIVITIES		
Purchase of investment securities	—	(7,767)
Proceeds from the sale of investment securities	1,174	43,964
Purchase of interests in limited liability companies	(5,731)	(5,110)
Proceeds from investments in limited liability companies	10,963	1,194
Proceeds from sale of real estate owned	1,559	1,403
Purchase of property and equipment	(43)	(26)
Investments in developmental real estate	(1,022)	(1,424)
Principal disbursements for loans	(80,952)	(84,328)
Principal collections on loans	71,394	79,628
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(2,658)	27,534
CASH FLOWS FROM FINANCING ACTIVITIES		
Proceeds from lines of credit	36,100	—
Repayments on lines of credit	(49,862)	(6,792)
Proceeds from repurchase agreements	11,693	—
Repayments of repurchase agreements	(30,959)	(3,468)
Repayment of mortgage payable	(42)	(39)
Repayment of notes payable	—	(23,647)
Dividends paid on Common Shares	(4,728)	(10,363)
Dividends paid on Series A Preferred Stock	(2,235)	(2,091)
Proceeds from issuance of Senior Secured Notes	50,000	—
Payments of deferred financing costs	(3,593)	—
Proceeds from issuance of Common Shares, net of expenses	—	2,050
Proceeds from issuance of Series A Preferred Stock, net of expenses	—	3,616
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	6,374	(40,734)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,408	(2,021)
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	18,066	12,598
CASH AND CASH EQUIVALENTS – END OF PERIOD	$ 22,474	$ 10,577

The accompanying notes, together with the Notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, are an integral part of these financial statements.
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